EXHIBIT 2

                                  J. MICHAELS
                          CERTIFIED PUBLIC ACCOUNTANT
                                223 MAIN STREET
                              WOODBRIDGE, NJ 07095
                                     -----
                                (732) 634-0148
                            FAX NO. (732) 855-4961
                   Mangement Statement Regarding Compliance with
             Certain Provisions of the Investment Company Act of 1940


We, as members of management of MH Elite Portfolio of Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaulation of the Company's compliance with the requirements of subsections
(b) and (c) of Rule 17f-2 as of December 15, 1999.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of December 15, 1999 wth respect to securities and similiar investments reflected in the investment account of the Company.


MH Elite Portfolio of Funds, Inc.

By:



Harvey Merson
President